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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 3, 2000, with respect to the consolidated financial statements and financial statement schedule of Paging Network, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, in the Registration Statement (Form S-4) and related Prospectus of Paging Network, Inc. for the registration of 616,830,757 shares of Paging Network, Inc. common stock and 13,780,000 shares of Class B common stock of Vast Solutions, Inc., a wholly-owned subsidiary of Paging Network, Inc., to be exchanged for all of the outstanding 8.875% senior subordinated notes due 2006, 10.125% senior subordinated notes due 2007, and 10% senior subordinated notes due 2008 of Paging Network, Inc. (the Registration Statement).



     We also consent to use our report dated February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999, and the ninth paragraph of Note 1, as to which the date is April 12, 1999, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, in the Registration Statement.



                                                 /s/ ERNST & YOUNG LLP

                                          --------------------------------------


Dallas, Texas


May 10, 2000